JOINT FILING AGREEMENT

Each of the undersigned hereby agrees to file jointly the Schedule 13G to which this Agreement is attached, and any amendments to the Schedule 13G, with respect to the common stock, par value $0.0001 per share, of ConnectM Technology Solutions, Inc., pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended. The undersigned are collectively referred to as "Parties" and individually as a "Party."

It is understood and agreed that each of the Parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13G, and for the completeness and accuracy of the information concerning such Party contained therein, but such Party is not responsible for the completeness or accuracy of information concerning any other Party unless such Party knows or has reason to believe that such information is inaccurate.

It is further understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Schedule 13G, and any future amendments to the
Schedule 13G, filed on behalf of each of the Parties hereto.

Dated: May 5, 2025

SRISID LLC
By: /s/ Ignatious Doupaty
Name: Ignatious Doupaty
Title: Manager

ARUMILLI LLC
By: /s/ Subba Arumilli
Name: Subba Arumilli
Title: Manager

WIN-LIGHT GLOBAL CO. LTD.
By: /s/ Yuemei Zhu
Name: Yuemei Zhu
Title: Director